EXHIBIT 10.6

                     CALTECH / OMNICORDER TECHNOLOGIES, INC.

                                LICENSE AGREEMENT



         This License Agreement is effective as of the 11th day of May, 1998 (the "Effective Date"), between California Institute of Technology, 1200 East California Boulevard, Pasadena, CA 91125 ("Caltech") and OmniCorder Technologies, Inc. ("OCT"), a Delaware Corporation, having a principal place of business at 541 South Ocean Ave., Patchogue, NY 11772 ("Licensee").

         WHEREAS, Caltech, through its Jet Propulsion Laboratory (JPL), has been engaged in research on Quantum-Well Infrared Photodetector Devices, that was conducted for the United States Government under Contract NAS7-1 260 between Caltech and the U.S. National Aeronautics and Space Administration (NASA): and

         WHEREAS, Caltech warrants that it controls and is the sole owner by assignment of the inventions and software listed in Exhibit A attached hereto (the "Inventions") and related patent rights, subject to certain rights of the United States Government; and

         WHEREAS, Licensee is a start-up company engaged in manufacture and sale of products and services in the Field; and

         WHEREAS, Licensee is desirous of obtaining, and Caltech wishes to grant to Licensee, an exclusive license within the Field to Licensed Patent Rights and a nonexclusive license to the Technology as defined in Paragraphs 1.4 and 1.5 of this License Agreement.

         NOW, THEREFORE, the parties agree as follows:
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ARTICLE 1. DEFINITIONS


         1.1 "Licensed Products" means any product, device or system which is covered by, or is made by a process covered by, any valid claim of any Licensed Patent Rights, or which utilizes the Technology.

         1.2 "Licensed Services" means the provision of diagnostic or screening services utilizing the Licensed Products or which utilizes the Technology.

         1.3 "Deductible Expenses" means the following items of expense incurred in connection with sales of Licensed Products to the extent paid or allowed by Licensee or a Related Company and included in accordance with recognized principles of accounting in the gross sales price billed: (a) sales, use or turnover taxes; (b) excise taxes, custom duties or consular fees; (c) transportation, freight, and handling charges, and insurance on shipments to customers; (d) trade, cash or quantity discounts or rebates to the extent actually granted; (e) agent fees or commissions; (f) rebates, refunds, and credits for any rejected or returned Licensed Products or because of retroactive price reductions, rebates or chargebacks; and (g) uncollected accounts receivable attributable to sales of Licensed Products.

         1.4 "Related Company" means any corporation, limited liability company or other legal entity directly or indirectly controlled by, or controlling, or under common control with Licensee or its successors or assigns, or any successor or assign of such an entity.

         1.5 "Licensed Patent Rights" means worldwide rights to the inventions described and claimed in the patents, patent applications and invention disclosures listed in Exhibit A attached hereto; any patents which issue on the applications or disclosures listed in Exhibit A; reissues; reexaminations, renewals, extensions, divisionals, continuations, and continuations-in-part of the

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foregoing; and any foreign counterparts and any other forms of protection directed to the inventions covered by the patents, applications and invention disclosures listed in Exhibit A.

         1.6 "Technology" means all documented proprietary information, to include procedures and techniques (know-how), methods, prototypes, samples, designs, technical data, drawings and reports owned by Caltech / JPL that may be useful- in the efficient and effective development of Licensed Products and Licensed Services and which directly relate to the Licensed Patent Rights, but which are not the subject of the Licensed Patent Rights and which are readily available from the laboratory of Dr. Sarath D. Gunapala at JPL and provided in a mutually agreeable form during the period of prosecution of Licensed Patent Rights. Inventions which are the subject of applications for patents listed in Exhibit A and which do not issue into patents or Licensed Products which do not infringe a Valid Claim of Licensed Patent Rights shall be considered to be Technology.

         1.7 "Field" means detection of passively emitted infrared flux or induced fluorescence from tissue, organs or organ systems for the generation of images of temperature, emissivity, fluorescence or the modulation of regional temperature for commercial medical and veterinary diagnostic applications, including related commercial devices for research, clinical trials and forensic applications.

         1.8 "Net Revenues" means the aggregate amount received by Licensee and Related Companies from the sale to unrelated third parties of Licensed Products or Licensed Services, less Deductible Expenses.

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         1.9 "Combination Product" means any Licensed Product or Licensed
Services sold in combination with a second discrete product containing one or more active ingredients or components -Which are not Licensed Products or Licensed Services.

         1.10 "Valid Claim" means the claims of issued patents and patent applications within the Licensed Patent Rights.

         1.11 "Sublicensing" means a grant of permission by Licensee to any third party or entity (not a Related Company) to exploit Licensed Patent Rights or Technology for applications for which Licensee, is not directly engaged in offering Licensed Products or Licensed Services.

ARTICLE 2. PATENT LICENSE GRANT


         2.1      Caltech hereby grants to Licensee:

                  (a) a worldwide, exclusive royalty-bearing license within the Field under Licensed Patent Rights to make, have made, import, have imported, sublicense, have sublicensed, use, have used, sell, and have sold Licensed Products and Licensed Services; and

                  (b) a worldwide, nonexclusive royalty-bearing license to the Technology for the development of Licensed Products and Caltech agrees that it will not provide any third party rights to Technology that would allow such third party to commercially develop Licensed Products in a jurisdiction for which licensee is paying royalties under 3.2.b.

This license is subject to:

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                  (a) the reservation of Caltech / JPL's right to make, have made, and use Licensed Products for noncommercial educational and research purposes, but not for sale or other distribution to third parties; and

                  (b) the rights of the U.S. Government under Title 35, United States Code, Sections 203-204, including but not limited to the grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced any invention conceived or first actually reduced to practice in the performance of work for or on behalf of the U.S. Government throughout the world.

This license is not transferable by Licensee except as provided in Paragraph 14.4, but Licensee shall have the right to grant nonexclusive or exclusive Sublicenses hereunder, provided that:

                  (a) Licensee shall include all its Sublicensing income in Licensee's reports to Caltech, as provided in Paragraph 7.2, and Licensee shall pay royalties thereon to Caltech pursuant to Paragraph 3.1; and

                  (b) Licensee shall furnish Caltech within thirty (30) days of the execution thereof, a true and complete copy of each Sublicense and any changes or additions thereto.

         2.2 The grant of Licensed Patent Rights shall continue, unless sooner terminated in accordance with the provisions of this Agreement, until the last of the patents of the Licensed Patent Rights expires. After the last of the patents of the Licensed Patent Rights expires. Licensee shall retain a paidup royalty-free nonexclusive license to the Technology.

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ARTICLE 3. ROYALTIES

         3.1 In countries where manufacture, sale, or use of Licensed Products or the conduct of services is covered by a patent or patent application and Licensed Products or Licensed Services are manufactured and sold by or for Licensee or a Related Company, Licensee shall pay Caltech a royalty of:

                  (a) three percent (3%) of Net Revenues from the sale of Licensed Products or Licensed Services by Licensee or Related Company, but this shall not apply to revenues derived from Sublicenses; and

                  (b) twenty percent (20%) of the royalties or other revenues Licensee or Related Company receives from Sublicenses other, than from Related Companies for the sale of Licensed Products or Licensed Services. Such royalties or other revenues specifically shall not include (a) payments made by a Sublicensee in consideration of equity or debt securities of Licensee; (b) payments made by a Sublicensee to support research activities to be undertaken by Licensee; (c) payments made upon the achievement by Licensee and Related Company of specified milestones or benchmarks relating to the development of Licensed Products; (d) pilot studies; (e) performance-based milestones; (f) the license or Sublicense of any intellectual property other than Technology; (g) reimbursement for patent or other expenses, or (h) `the exclusive or nonexclusive regional license from Licensee to health care providers for the application of clinical screening and/or diagnosis, utilizing Licensee's proprietary technology alone or in combination with a Licensed Product or Licensed Service.

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         3.2 In countries where manufacture, sale, or use of Licensed Products or Licensed Services is not covered by a patent or patent application but the Licensed Patent Rights or Technology is utilized and Licensed Products are manufactured and sold by or for Licensee or a Related Company prior to expiration of any directly related patent, Licensee shall pay Caltech:

                  (a) one and one-half percent (1.5%) of Net Revenues from the sale of Licensed Products or Licensed Services by Licensee or Related Company, but this shall not apply to revenues derived from Sublicenses; and

                  (b) ten percent (10%) of the royalties or other revenues Licensee or Related Company received from Sublicensees other than related companies for the sale of Licensed Products or Licensed Services. Such royalties or other revenues specifically shall not include (a) payments made by a Sublicensee in consideration of equity or debt securities of Licensee; (b) payments made by a Sublicensee to support research activities to be undertaken by Licensee or Related Company; (c) payments made upon the achievement by Licensee or Related Company of specified milestones or benchmarks relating to the development of Licensed Products; (d) pilot studies; (e) performance-based milestones; (f) the license or Sublicense of any intellectual property other than Licensed Patent Rights or Technology;
         (g) reimbursement for patent or other expenses, or (h) the exclusive or nonexclusive regional license from Licensee to health care providers for the application of clinical screening and/or diagnosis, utilizing Licensee's proprietary technology alone or in combination with Licensed Products or Licensed Services.

         3.3 In the event that products are sold in the form of Combination Products containing one or more active ingredients or components, other than Licensed Products. Net

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Revenues for such Combination Products will be calculated on a worldwide basis by multiplying actual net sales of such combination products by the fraction A/(A+B) where A is the average invoice price during the period of the Licensed Product when sold separately. and B is the average invoice price of-any other active component or components in the combination when sold separately by Licensee, a Related Company, or a Sublicensee. If the active component(s) in the combination that are not Licensed Products are not sold separately by Licensee, a Related Company, or a Sublicensee, Net Sales shall be calculated by multiplying actual net sales of such Combination Products by the fraction A/C where A is the average invoice price of the Licensed Product when sold separately and C is the average invoice price of the combination product. If neither the Licensed Product nor the Combination Product is sold separately by Licensee, a Related Company, or a Sublicensee, Net Revenues shall be calculated as above except that A shall be the total manufacturing cost of Licensed Product and C shall be the total manufacturing cost of the combination.

         3.4 If, in any one year period commencing on an anniversary date of this Agreement after January 31, 1999, Licensee does not pay a minimum of $10,000.00 in royalties under Paragraphs 3.1 and 3.2, or pay any higher amounts due thereunder, Caltech shall have the right to terminate this Agreement under
Article 10.1.

         3.5 If Licensee or a Related Company is required to make any payment (including, but not limited to, royalties or other license fees) to one or more third parties to obtain a license or similar right in the absence of which it could not legally make, import, use or sell Licensed Products or Licensed Services in any country, and Licensee provides Caltech with reasonably satisfactory evidence for such requirement, such third-party payments shall be fully creditable against royalties owed to Caltech hereunder, provided that in no one year shall such expenses be

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credited against more than twenty-five percent (25%) of royalty payments to
Caltech. Any excess such expenses for any one year may be carried over and creditable against royalties owed in future years.

         3.6 Notwithstanding the provisions of this Article 3, no royalty shall be payable to Caltech with respect to any sales of Licensed Products or Licensed Services to the United States Government, or sales made solely to permit the United States Government to practice or have practiced or use on its behalf any invention or process covered by Licensed Patent Rights.

         3.7 For the purpose of determining royalties payable under this Agreement, any royalties or other revenues Licensee receives from Sublicensees in currencies other than U.S. dollars and any Net Revenues denominated in currencies other than U.S. dollars shall be converted into U.S. dollars according to Licensee's reasonable standard internal conversion procedures, including Licensee's standard internal rates and conversion schedule.

         3.8 Any Sublicenses granted by Licensee under the Licensed Patent Rights shall remain in effect and be assigned to Caltech in the event this license terminates pursuant to Article 9. Caltech shall assume all the rights and obligations of Licensee.

ARTICLE 4. LICENSEE EQUITY INTEREST

         4.1 Licensee agrees to issue to CALTECH, in consideration of Licensee's receipt of the intangible property rights granted under this Agreement, an equity interest in Licensee, or a Related Company that will develop and sell Licensed Products or Licensed Services, equal to four percent (4%) of the total equity interest issued upon the initial organization of such company (prior to any investment by a third party), provided further that said equity interest shall only vest to Caltech as to the following schedule: 50% within 30 days of Effective Date; 25%

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within one year of Effective Date; 25% within two years of Effective Date If
Licensee terminates this Agreement prior to the vesting of any installment as specified above, Caltech shall not be entitled to such interest.

         4.2 Caltech agrees that, in the event of any underwritten or public offering of securities of Licensee or a related company, Caltech shall comply with and agree to any reasonable restriction on the transfer of equity interest, or any part thereof, imposed by an underwriter, and shall perform all acts and sign all necessary documents required with respect thereto. The provisions of this Paragraph 4.2 shall survive termination of this Agreement.

ARTICLE 5. DUE DILIGENCE

         5.1 Licensee shall have discretion over the commercialization of Licensed Products and Licensed Services. However, Licensee agrees to use all reasonable commercial efforts to introduce commercial Licensed Product(s) and Licensed Services in the United States as soon as practical, consistent with sound and reasonable business practices and judgments. Licensee shall be deemed to have satisfied its obligations under this Paragraph if Licensee has an ongoing and active research program or marketing program, as appropriate, directed toward production and use of Licensed Products or Licensed Services for applications in the Field. If Licensee markets products or services utilizing infrared detection technology other than that covered by Licensed Products for any application in the Field, then this License shall be reduced to nonexclusive for such specific application under Paragraph 5.3 of this Agreement. Licensee agrees to make a good faith effort to Sublicense for any application in the Field not being commercialized by it. Any such efforts of Licensee's Sublicensees shall be considered efforts of Licensee for the sole purpose of determining Licensee's compliance with its obligation under this Paragraph.

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         5.2 After the first year from the Effective Date, Caltech shall have the right, no more often than twice each year, to require Licensee to report to Caltech in writing on its progress in introducing commercial Licensed Products and Licensed Services in the United States and foreign jurisdictions in which Licensee has rights to licensed Patents or Technology.

         5.3 If Licensee is not fulfilling its obligations under Paragraph 5.1 with respect to all or any part of Licensed Products and Caltech so notifies Licensee in writing, and Caltech introduces to Licensee a third party which it requests Licensee to Sublicense a specific application for development, then Caltech and Licensee shall negotiate in good faith as to whether a commercially reasonable Sublicense can be negotiated with such third party. If the parties do not reach agreement within ninety (90) days, any additional efforts shall be determined in accordance with Article 12. If Licensee then fails to make any required efforts, and does not remedy that failure within sixty (60) days after further written notice to Licensee, Caltech may convert the license granted in Paragraph 2.1 to a nonexclusive license as to the specific application as to which Licensee is, pursuant to Article 12, not deemed to be in compliance with Para. 5.1, and the royalties payable under this Agreement shall be reduced by fifty percent (50%) for Licensed Products sold under such a nonexclusive license.

ARTICLE 6. INFRINGEMENT BY THIRD PARTY

         6.1 Caltech shall protect the Licensed Patent Rights from infringement and prosecute infringers when, in its sole reasonable judgment, such action may be reasonably necessary, proper and justified. Notwithstanding the foregoing, Licensee shall have the right to Sublicense any alleged infringer pursuant to Paragraph 2.1.

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         6.2 If Licensee shall have supplied Caltech with evidence of infringement of Licensed Patent Rights by a third party, Licensee may by notice request Caltech to take steps to enforce the Licensed Patent Rights. If Licensee does so, and Caltech does not, within fifteen (15) days of the receipt of such notice, either (a) cause the infringement to terminate or (b) initiate a legal action against the infringer, Licensee may, upon notice to Caltech, initiate an action against the infringer at Licensee's expense, either in Licensee's name or in Caltech's name if so required by law.

         6.3 If a declaratory judgment action alleging invalidity, unenforceability or infringement of any of the Licensed Patent Rights is brought against Licensee and/or Caltech, Caltech shall defend same in accordance with
Section 6.1. Licensee shall have sole control of the action if Licensee agrees to bear all the costs of the action subject to Article 6.8.

         6.4 In the event one party shall carry on a legal action pursuant to Paragraphs 6.1, 6.2 or 6.3, the other party shall fully cooperate with and supply all assistance reasonably requested by the party carrying on such action, including by using its best efforts to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens, and the like. A party controlling an action pursuant to Paragraphs 6.2 or 6.3 shall bear the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this Paragraph. A party carrying on such an action shall keep the other party informed of the progress of such action, and said other party shall be entitled to be represented by counsel in connection with such action at its own expense. To the extent not reimbursed by Caltech, Licensee's reasonable and customary expenses for such action (including attorneys' fees) shall be fully creditable against royalties owed to Caltech hereunder, provided that in no one year shall such expenses be credited against more than fifty percent (50%) of

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royalty payments to Caltech. Any express such expenses may be carried over and credited against royalties owed in future years.

         6.5 The party controlling any action referred to in this Article 6 shall have the right to settle any claims, but only upon terms and conditions that are reasonably acceptable to the other party. Should either party elect to abandon such an action other than pursuant to a settlement with the alleged infringer that is reasonably acceptable to the other party, the party controlling the action shall give timely notice to the other party who, if it so desires. may continue the action; provided, however, that the sharing of expenses and any recovery in such suit shall. be as agreed upon. between the parties.

         6.6 Any amounts paid to a party by third-parties as the result of such an action (such as in satisfaction of a judgment or pursuant to a settlement) shall first be applied to reimbursement of the unreimbursed expenses (including attorneys' fees) incurred by either party and then to the payment to Caltech of any royalties against which were credited expenses of the action in accordance with Paragraph 6.4. Any remainder shall be divided between the parties as follows:.

                  (a) To the extent the amount recovered reflects lost profits of Licensee, Licensee shall retain the remainder, less the amount of any royalties that would have been due Caltech on sales of Licensed Product lost by Licensee as a result of the infringement had Licensee made such sales, provided that Licensee shall in any event retain at least seventy percent (70%) of the remainder; and

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                  (b) Caltech shall receive an amount equal to the royalties it would have received if such sales had been made by Licensee, provided such amount shall in no event exceed thirty percent (30%) of the remainder; or

                  (c) to the extent the amount recovered does not reflect lost profits, seventy percent (70%) shall be paid to the party initiating the action and thirty percent (30%) to the other party.

         6.7 If an infringement or infringements by third parties of Licensed Patent Rights is on a scale that significantly affects sates of Licensed Products, and neither Caltech nor Licensee elect to bring an infringement suit against the infringers, the royalties hereunder payable by Licensee pursuant to
Article III shall be reduced by twenty-five percent (25%) of the sums otherwise payable if Licensee presents information to Caltech that such infringer has refused to enter into a royalty-bearing, Sublicensing agreement with Licensee on terms reasonably acceptable to Licensee.

         6.8 The allowed reductions set forth in Paragraphs 6.4 and 6.7 shall not exceed, in the aggregate, twenty-five percent (25%) of the sums otherwise payable during any year. Any excess such expenses for any year may be carried over and creditable against royalties owed in future years.

ARTICLE 7. BENEFITS OF LITIGATION, EXPIRATION OR ABANDONMENT

         7.1 General. In a case where one or more patents or particular claims thereof within the Licensed Patent Rights expire, or are abandoned, or are declared invalid or unenforceable or otherwise construed by a court of last resort or by a lower court from whose decree no appeal is

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taken, or certiorari is not granted within the period allowed therefor, then the effect thereof hereunder shall be:

                  (a) that such patents or particular claims shall, as of the date of expiration or abandonment or final decision as the case may be, cease to be included within the Licensed Patent Rights for the purpose of this Agreement; and

                  (b) that such construction so placed upon the Licensed Patent Rights by the court shall be followed from and after the date of entry of the decision, and royalties shall thereafter be payable by Licensee only in accordance with such construction; and

                  (c) in the event that Licensee challenges the validity of Licensed Patent Rights, Licensee may not cease paying royalties as of the date validity of the claims in issue are challenged, but rather may cease paying royalties as to those claims only after a final adjudication of invalidity of those claims.

         7.2 Adjustment. In the event that any of the contingencies provided for in Paragraph 7.1 occurs, Caltech agrees to renegotiate in good faith with Licensee a reasonable royalty rate under the remaining Licensed Patent Rights which are unexpired and in effect and under which Licensee desires to retain a License.

ARTICLE 8. RECORDS, REPORTS AND PAYMENTS

         8.1 Licensee shall keep records and books of account in respect of all Licensed Products and conduct of services made and sold by Licensee or Related Companies under this Agreement and of royalties or other revenues Licensee receives from Sublicensees other than Related Companies for the sale of Licensed Products and Licensed Services. Caltech shall have

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the right, during business hours, no more often than annually, to examine, or to have its designated auditors examine, such records and books provided Caltech gives Licensee five (5) business days notice. Licensee shall keep the same for at least three (3) years after it pays Caltech the royalties due for such Licensed Products and require Related Companies to do the same. Caltech shall not disclose to any third party any confidential information learned through an examination of such records and books, nor shall Caltech use any such information for any purpose other than determining and enforcing its rights under this Agreement.

         8.2 On or before the last day of each February and August for so tong as royalties are payable under this Agreement, Licensee shall render to Caltech a report in writing, setting forth the number of units of Licensed Products manufactured and the number of units sold or services delivered during the preceding semiannual period by Licensee and Related Companies, and the royalties or other revenues Licensee received from Sublicensees other than Related Companies during the preceding semiannual period for the sale of Licensed Products. Each such report shall also set forth an explanation of the calculation of the royalties payable hereunder and be accompanied by payment of the royalties shown by said report to be due Caltech. Notwithstanding foregoing, if (a) Caltech materially breaches this Agreement, and (b) Licensee gives Caltech written notice of the breach, and (C) Caltech has not cured the breach by the time a payment is due under this Paragraph, then Licensee may make the required payment into an interest bearing escrow account to be released when the breach is cured, less any damages that may be payable to Licensee by virtue of Caltech's breach.

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ARTICLE 9. PAYMENT OF PATENT COSTS

         9.1 Licensee shall, in connection with the preparation, filing, and prosecution, issuance and maintenance of the Licensed Patent Rights in the United States:

                  (a) pay fifty percent (50%) of all attorney fees accrued both prior to and subsequent to the Effective Date for services performed to obtain the issuance of the Licensed Patent Rights, and all patent and government fees for services performed after the issuance of Licensed Patent Rights; and

                  (b) pay fifty percent (50%) of all Patent Office maintenance fees.

         9.2 Licensee shall, in connection with the preparation, filing, prosecution, issuance and maintenance of the Licensed Patent Rights in foreign jurisdictions where Licensee has requested in writing that Caltech apply for, prosecute or maintain any Licensed Patent Rights:

                  (a) pay one hundred percent (100%) of all attorney fees accrued both prior to and subsequent to the Effective Date for services performed to obtain the issuance of the Licensed Patent Rights, and all patent and government fees for services performed after the issuance of Licensed Patent Rights; and

                  (b) reimburses 100% .of all Patent. Office maintenance fees;

provided that Licensee shall not be required to reimburse such amounts to the extent that Caltech has the right to seek reimbursement of such amounts from any other licensee of the Licensed Patent Rights; and further provided that for each foreign jurisdiction for which Licensee reimburses any amounts under this Paragraph 9.2, Licensee shall receive a credit equal to the full

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amount of such reimbursement toward any amounts payable under Article 3 for the sale of Licensed Products or Licensed Services in that jurisdiction.

         9.3 Payment shall be made to Caltech within thirty (30) days following receipt by Licensee from Caltech of (a) an invoice covering such fees and (b) reasonably satisfactory evidence that such fees were paid. 1o the extent that Licensee terminates this Agreement pursuant to Paragraph 10.2, Licensee shall have no further liability under Paragraph 9.1 for fees relating to applications or patents affected by the termination.

         9.4 Caltech shall have the right to apply for, prosecute and maintain during the term of this Agreement the Licensed Patent Rights and other rights conferred pursuant to Paragraph 2.1 of this Agreement. The application filings, prosecution, maintenance and payment of all fees and expenses, including legal fees, relating to such Licensed Patent Rights shall be the responsibility of Caltech, provided that Licensee shall reimburse Caltech for all reasonable fees and expenses, including reasonable legal fees, incurred in such application filings, prosecution and maintenance under Paragraphs 9.1 and 9.2 of this Agreement. Patent attorneys chosen by Caltech shall handle all patent filings and prosecutions on behalf of Caltech, provided, however, Licensee shall be entitled to review and comment upon and approve alt actions undertaken in the prosecution of all patents and applications. If Caltech elects not to continue the prosecution of any of the Licensed Patent Rights, it shall so inform Licensee who shall have the right to continue such prosecution at its own expense. Caltech shall cooperate with Licensee and grant the necessary parties of appointment to enable Licensee to continue such prosecution.

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ARTICLE 10. TERMINATION

         10.1 Caltech shall have the right to terminate this Agreement if Licensee fails to make any payment due hereunder and Licensee continues to fail to make the payment, either to Caltech directly or by placing any disputed amount into an interest bearing escrow account to be released when the dispute is resolved, for a period of sixty (60) days after receiving notice from Caltech specifying Licensee's failure. Upon any such termination, (a) Licensee and Related Companies shall have six (6) months to complete the manufacture of any Licensed Products that then are work in progress and to sell their inventory of Licensed Products, provided Licensee pays the applicable royalties in accordance with Paragraph 8.2, and (b) Caltech shall accept an assignment by Licensee of any Sublicenses granted by Licensee to entities other than Related Companies, and any Sublicense so assigned shall remain in full force and effect.

         10.2 Licensee shall have the right to terminate this Agreement either in its entirety or as to any jurisdiction or any part of the Licensed Patent Rights upon sixty (60) days written notice. If Licensee does so, it shall submit all required reports and make all required payments in accordance with Paragraph 8.2.

         10.3 No termination of this Agreement shall relieve Licensee of the liability for payment of any royalty due for Licensed Products or Licensed Services made prior to the effective date of such termination.

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ARTICLE 11. WARRANTIES AND NEGATION OF WARRANTIES, IMPLIED LICENSES AND AGENCY

         11.1 Caltech represents and warrants that it owns all right, title and interest in and to the Licensed Patent Rights, subject to the license and march-in rights of the United States Government under Title 35, United States Code, Sections 203-204.

         11.2 Caltech represents and warrants that it has complied with all of its obligations under Contract NAS7-1 260, such as those described in Title 35, United States Code, Section 202, with respect to all of the Licensed Patent Rights.

         11.3 Caltech represents and warrants that it has not granted any right or interest in any of the Licensed Patent Rights that is inconsistent with the rights granted to Licensee herein.

         11.4 Nothing in this Agreement shall be construed as:

                  (a) a representation or warranty of Caltech as to the validity or scope of Licensed Patent Rights or any claim thereof; or

                  (b) a representation or warranty that any Licensed Product or Licensed Service is or wilt be free from infringement of rights of third parties (except to the extent that Paragraph 11.3 constitutes a representation and warranty that Licensed Products will not infringe rights of third parties in the Licensed Patent Rights); or

                  (c) an obligation to bring or prosecute actions or suits against third parties for infringement.

         11.5 Caltech MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES

NO RESPONSIBILITIES WHATEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY Licensee OF LICENSED PRODUCT(S).

         11.6 Caltech and Licensee are independent parties in this Agreement. Accordingly, there is no agency relationship between Caltech and Licensee under this Agreement with respect to any products made or sold, or any methods used, by Licensee under this Agreement.

ARTICLE 12. ARBITRATION

         12.1 Any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by arbitration in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

ARTICLE 13. PRODUCT LIABILITY

         13.1 Licensee agrees that Caltech shall have no liability to Licensee or to any purchasers or users of Licensed Products or Licensed Services made, sold or provided by Licensee for any claims, demands, tosses, costs, or damages suffered by Licensee, or purchasers or users of Licensed Products and services, or any other party, which may result from personal injury, death, or property damage related to the manufacture, use, or sale of such Licensed Products and services ("Claims"). Licensee agrees to defend, indemnify, and hold harmless Caltech, its trustees, officers, agents, and employees from any such Claims, demands, losses, costs or damages.

         13.2 At such time as Licensee begins to sell or distribute Licensed Products (other than for the purpose of obtaining regulatory approvals) or conduct services, Licensee shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 in annual aggregate and naming those indemnified under Paragraph 13.1 as additional insureds. Such comprehensive general liability insurance shall provide (a) product liability coverage and (b) broad form contractual liability coverage for Licensee's indemnification under Paragraph 13.1. In the event the aforesaid product liability coverage does not provide for occurrence liability, Licensee shall maintain such comprehensive general liability insurance for a reasonable period of not less than five (5) years after it has ceased commercial distribution or use of any Licensed Product or the conduct of services.

         13.3 Licensee shall provide Caltech with written evidence of such insurance upon request of Caltech. Licensee shall provide Caltech with notice at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent Licensee receives advance notice of such mailers from its insurer. lf Licensee does not obtain replacement insurance providing comparable coverage within sixty (60) days following the date of such cancellation, non-renewal or material change. Caltech shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without any additional waiting period; provided that if Licensee uses reasonable efforts but is unable to obtain the required insurance at commercially reasonable rates, Caltech shall not have the right to terminate this Agreement, and Caltech instead shall cooperate with Licensee to either grant a waiver of Licensee's obligations under this Article or assist Licensee in identifying a carrier to provide such insurance or in developing a program for self-insurance or other alternative measures. This Article 13 shall survive the expiration or termination of this Agreement.

ARTICLE 14. MISCELLANEOUS

         14.1 Licensee agrees that it shall not use the name of Caltech, or California Institute of Technology, JPL or Jet Propulsion Laboratory, in any advertising or publicity material, or make any form of representation or statement which would constitute an express or implied endorsement by Caltech of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from Caltech.

         14.2 Licensee agrees to mark the appropriate U.S. patent number or numbers on all Licensed Products made or sold in the United States, and to require its Sublicensees to do the same.

         14.3 Licensee has the right to disclose that it has an exclusive License in the Field from Caltech to Licensed Patents (as designated by Caltech Case Numbers, Patent Titles and Filing Dates for pending patent applications) to prospective joint venture partners, investors, sublicensees, healthcare provider companies, and appropriate managers and executives of prospective customers for Licensed Products and Licensed Services. Licensee agrees to accept all other information regarding the License Agreement as "Confidential Information" under the Mutual Confidential Disclosure Agreement of March 5, 1997 and attached to the License Agreement as Exhibit B.

         14.4 This Agreement and the Mutual Confidential Disclosure Agreement sets forth the complete agreement of the parties concerning the subject mater hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

         14.5 This Agreement shall be binding upon. and inure to the benefit of any successor or assignee of Caltech. This Agreement is not assignable by Licensee without the prior written consent of Caltech, except that without the prior written consent of Caltech, any Related Company, or any successor of, or purchaser of a substantial part of the assets of the business to which this Agreement pertains, may be assigned and receive the benefits of this Agreement. Any permitted assignee shall succeed to all of the rights and obligations of Licensee under this Agreement.

         14.6 Licensee agrees that any Licensed Products sold in the United States by Licensee or its Sublicensees shall be manufactured substantially in the United States.

         14.7 This Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder.

         14.8 This Agreement shall be deemed to have been entered into in California and shall be construed and enforced in accordance with California law.

         14.9 Any notice or communication required or permitted to be given or made under this Agreement shall be addressed as follows:

                  Caltech:          Office of Technology Transfer
                                    California Institute of Technology
                                    1200 East California Boulevard (MC 210-85)
                                    Pasadena. California 91125
                                    Facsimile No. (626) 356-2486

                                    Telephone No. (626) 395-3288
                                    E-Mail lgilbert@patents.caltech.edu

                  Licensee:         OmniCorder Technologies, Inc.
                                    Ml South Ocean Avenue
                                    Patchogue, NY 11772
                                    Facsimile No. (516) 444-8825
                                    Telephone No. (516) 444-6499
                                    E-Mail M.Fauci@mindspring.com

Either party may notify the other in writing of a change of address or telephone numbers, in which event any subsequent communication relative to this Agreement shall be sent to the last said notified address or number. All notices and communications relating to this Agreement shall be deemed to have been given when received. This agreement may be executed in counterparts, each of which shall constitute an original and together, a single binding instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed:

CALIFORNIA INSTITUTE OF TECHNOLOGY (Caltech)

By:
   --------------------------------------------------------------------
         Name: Lawrence Gilbert
         Title:   Director, Office of Technology Transfer

Date:
     ------------------------------------------------------------------


OMNICORDER TECHNOLOGIES, INC. (Licensee)

By:
    -------------------------------------------------------------------
         Name:
              ---------------------------------------------------------
         Title:
               --------------------------------------------------------
         Date:
              ---------------------------------------------------------

                       CALIFORNIA INSTITUTE OF TECHNOLOGY
                          OFFICE OF TECHNOLOGY TRANSFER
                1200 EAST CALIFORNIA BOULEVARD, MAIL CODE 210-85
                           PASADENA, CALIFORNIA 91125
             Voice! message (626) 395-3058, Facsimile (626) 356-2486
                          E-mail Jim.Smart@CaItech.edu


Mr. Mark A. Fauci                               Wednesday, May 20, 1998
President and CEO
OmniCorder Technologies, Inc.                   [VIA FACSIMILE TO 516-444-8825]
25 East Loop Road
Stony Brook, NY 11790

Subject: Caltech / OmniCorder Option Agreement and License Agreement

Dear Mark,

As we discussed today on your cell phone, this letter will serve to modify the existing OmniCorder / Caltech Option Agreement of August 27, 1998 (Effective
Date) to extend the Option Period from nine (9) months to ten (10) months from the Effective Date. This extension will be for no additional consideration and will allow more time for both of us to review the additional provisional US patent applications for "QWIP" related JPL technology.

I will update EXHIBIT A of the attached License Agreement after we have a review by our patent attorney and a decision on which of the pending provisional applications, if any, will be filed as non-provisional CIP applications to the parent CIT 2426(08/708,076) application.

You indicated that you would have a revised form of the License Agreement sent for our review. From our previous discussions and your letter of April 23, 1998, I expect that we will find your proposed revisions acceptable. If so, we will return two originals of the updated License Agreement to you so that you may exercise your option and acquire the license, should you choose to do so.

                                                       Sincerely,

                                                       James G. Smart, Ph.D.



By:                                               Agreed and Acknowledged by:
   ------------------------------------------
         Lawrence Gilbert, Director               ------------------------------
         Office of Technology Transfer            ------------------------------
         California Institute of Technology       OmniCorder Technologies, Inc.

Date:                                           Date:
     ----------------------------------------        ---------------------------

                       CALIFORNIA INSTITUTE OF TECHNOLOGY
                          OFFICE OF TECHNOLOGY TRANSFER
                1200 EAST CALIFORNIA BOULEVARD. MAIL CODC 210-85
                           PASADENA. CALIFORNIA 91125
                            TELEPHONE: (626) 395-3058
                            FACSIMILE: (626) 358-2486
                          E-MAIL: Jim.Smart@Caltech.Edu


                                                      Friday, December 4, 1998

Mr. Mark Fauci
President and CEO                            [VIA FACSIMILE TO 516-444-8825]
OmniCorder Technologies, Inc.
25 East Loop Road
Stony Brook, NY 11190

Subject: ViaSpace claims concerning QWIP

Dear Mark,

In response to your e-mail of November 4, 1998, this letter is to acknowledge OmniCorder's rights under the Caltech / OmniCorder Technologies, Inc. License Agreement. Under this license OmniCorder has exclusive rights to the Caltech / JPL QWIP technology in the field of use defined as:

         "Field" means detection of passively emitted flux or induced fluorescence from tissue, organs or organ systems for the generation of images of temperature. emissivity, fluorescence or the modulation of regional temperature for commercial medical and veterinary applications, including related commercial devices for research, clinical trials and forensic applications.

Any statements that have been made that are inconsistent with these rights of OmniCorder are either misquotes or inaccuracies. Caltech regrets if such statements may have raised any inappropriate concerns among any potential investors, strategic partners or customers of OmniCorder. Our Office of Technology Transfer at Caltech, with your permission, is quite willing to assure such parties of the rights that OmniCorder has under its license with Caltech.

Sincerely,


James C. Smart, Ph.D.

                       CALIFORNIA INSTITUTE OF TECHNOLOGY
                          OFFICE OF TECHNOLOGY TRANSFER
                1200 EAST CALIFORNIA BOULEVARD, MAIL CODE 210-85
                           PASADENA, CALIFORNIA 91125
            Voice / message (626) 395-3058. Facsimile (626) 356-2486
                          E-mail: Jim.Smart@Caltech.edu

Mr. Mark Fauci                               Wednesday, May 20, 1998
President and CEO
OmniCorder Technologies, Inc.                [VIA FACSIMILE TO 516-444-8825]
25 East Loop Road
Stony Brook, NY 11190

Subject: Caltech / OmniCorder Option Agreement and License Agreement

Dear Mark,

As we discussed today on your cell phone, this letter will serve to modify the existing OmniCorder / Caltech Option Agreement of August 27, 1998 (Effective
Date) to extend the Option Period from nine (9) months to ten (10) months from the Effective Date. This extension will be for no additional consideration and will allow more time for both of us to review the additional provisional US patent applications for "QWIP" related JPL technology.

I will update EXHIBIT A of the attached License Agreement after we have a review by our patent attorney and a decision on which of the pending provisional applications, if any, will be filed as non-provisional CIP applications to the parent CIT 2426 (08/708,076) application.

You indicated that you would have a revised form of the License Agreement sent for our review. From our previous discussions and your letter of April 23, 1998, I expect that we will find your proposed revisions acceptable. If so, we will return two originals of the updated License Agreement to you so that you may exercise your option and acquire the license, should you choose to do so.

                                                       Sincerely,

                                                       James G. Smart, Ph.D.



By:                                               Agreed and Acknowledged by:
   ------------------------------------------
         Lawrence Gilbert, Director               ------------------------------
         Office of Technology Transfer            ------------------------------
         California Institute of Technology       OmniCorder Technologies, Inc.

Date:                                           Date:
     ----------------------------------------        ---------------------------